UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No.  3 )*

Duncan Energy Partners L.P.
(Name of Issuer)
Common Units
(Title of Class of Securities)
265026 10 4
(CUSIP Number)
Richard H. Bachmann
1100 Louisiana, 10th Floor
Houston, Texas 77002
(713) 381-6500
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
April 30, 2009
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report this acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box: ☐

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Dan L. Duncan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7	SOLE VOTING POWER

NUMBER OF		282,500

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,830,087

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		282,500

WITH	10	SHARED DISPOSITIVE POWER

		42,830,087

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	43,112,587

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) DD Securities LLC 26-1585743

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	PF, BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		103,100

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		103,100

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	103,100

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.2%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO-limited liability company

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Dan Duncan LLC 76 0516773

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,726,987

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		42,726,987

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	42,726,987

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO-limited liability company

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) EPE Holdings, LLC 13 4297068

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,726,987

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		42,726,987

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	42,726,987

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO-limited liability company

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise GP Holdings L.P. 20 2133626

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,726,987

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		42,726,987

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	42,726,987

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise Products GP, LLC 76 0568221

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,726,987

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		42,726,987

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	42,726,987

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise Products Partners L.P. 76 0568219

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,726,987

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		42,726,987

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	42,726,987

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise Products OLPGP, Inc. 83 0378402

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,726,987

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		42,726,987

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	42,726,987

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise Products Operating LLC 26-0430539

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		42,726,987

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		42,726,987

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	42,726,987

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	74.1%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO-limited liability company

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise Products GTM, LLC 20-0534075

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		37,333,887

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		37,333,887

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	37,333,887

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	64.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO-limited liability company

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise GTMGP, LLC 20-0269588

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		37,333,887

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		37,333,887

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	37,333,887

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	64.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO-limited liability company

SCHEDULE 13D/A

CUSIP No.	265026 10 4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Enterprise GTM Holdings L.P. 76-0568220

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		37,333,887

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		37,333,887

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	37,333,887

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐ N/A

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	64.7%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Item 1. Security and Issuer.
          This Amendment No. 3 to Schedule 13D (“Schedule 13D/A”) relates to the common units representing limited partner interests (the “Common Units”) in Duncan Energy Partners L.P., a Delaware limited partnership (the “Issuer” or “DEP”), and the Class B units representing limited partner interests in the Issuer, whose principal executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas 77002, and updates the Schedule 13D originally filed by Dan L. Duncan and his affiliates on February 15, 2007, as amended by Amendment No. 1 thereto, filed February 29, 2008 and Amendment No. 2 thereto, filed December 18, 2008 (“Original Schedule 13D”). Capitalized terms not defined herein have the meanings given to them in the Original Schedule 13D.
Item 4. Purpose of the Transaction.
          Item 4 of the Original Schedule 13D is hereby deleted in its entirety and the following information is substituted in lieu thereof:
          Dan L. Duncan and affiliates controlled by him, including the reporting persons in this Schedule 13D, review their holdings in DEP on a continuous basis. The reporting persons may at any time determine to acquire additional Common Units, sell all or part of its holdings in DEP, or engage or participate in a transaction or series of transactions with the purpose or effect of influencing control over DEP.
          Mr. Duncan and affiliates controlled by him directly or indirectly control the general partners of Enterprise Products Partners L.P. (“EPD”), TEPPCO Partners, L.P. (“TEPPCO”), Enterprise GP Holdings L.P. (“EPE”), and DEP (DEP collectively with TEPPCO, EPE and EPD, the “Public Partnerships”). As such, Mr. Duncan and these affiliates control these publicly traded partnerships, subject only to limitations set forth in their partnership agreements. Limitations may include review and approvals of certain transactions by the Audit, Conflicts and Governance Committees of the general partners of the Public Partnerships (the “ACG Committees”).
          Mr. Duncan and affiliates controlled by him, including the Public Partnerships, also regularly consider strategic transactions, which transactions may be with third parties or related parties. Subject to any requisite approvals of independent directors on ACG Committees or limitations under the applicable partnership agreements, such transactions may take place at any time with or without prior notice to unitholders of the Public Partnerships. These transactions may include, without limitation, (1) entering into one or more privately negotiated transactions for the purchase or sale of units representing limited partner interests, (2) effecting open market purchases of units representing limited partner interests, (3) making a tender or exchange offer for some or all of the units representing limited partner interests, (4) seeking a merger, sale of assets or other form of business combination involving one or more of these entities or their general partners, or (5) taking other actions that could have the purpose or effect of directly or indirectly influencing control over these entities. The Reporting Persons do not intend to update additional disclosures in its Schedule 13Ds regarding any such plans or proposals unless or until definitive terms have been reached by these parties, or unless disclosure is otherwise required.
          Except as stated above, no Reporting Person has any plans or proposals of the type referred to in clauses (a) through (j) of Item 4 of Schedule 13D.
Item 7. Material to be Filed as Exhibits.
          Item 7 of the Original Schedule 13D is hereby amended in its entirety as follows:

99.1
Purchase and Sale Agreement dated as of December 8, 2008 by and among (a) Enterprise Products Operating LLC and Enterprise GTM Holdings L.P. as the Seller Parties and (b) Duncan Energy Partners L.P., DEP Holdings, LLC, DEP Operating Partnership, L.P. and DEP OLP GP, LLC as the Buyer Parties (incorporated by reference to Exhibit 10.1 to the Form 8-K filed December 8, 2008).

99.2
Unit Purchase Agreement, dated as of December 8, 2008, by and between Duncan Energy Partners L.P. and Enterprise Products Operating LLC (incorporated by reference to Exhibit 10.9 to the Form 8-K filed December 8, 2008).

99.3
Third Amendment to Amended and Restated Partnership Agreement of Duncan Energy Partners L.P. dated as of December 8, 2008 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed December 8, 2008).

99.4	Joint Filing Agreement among the Reporting Persons dated December 18, 2008 (incorporated by reference to Exhibit 99.4 to the Issuer’s Schedule 13D/A filed with the Commission on December 18, 2008).

SIGNATURES
          After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2009	/s/ Dan L. Duncan
Dan L. Duncan

DD SECURITIES LLC
	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Manager

DAN DUNCAN LLC
	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Manager

ENTERPRISE PRODUCTS OPERATING LLC
	By:	Enterprise Products OLPGP, Inc., its Sole Manager

	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Secretary

ENTERPRISE PRODUCTS OLPGP, INC.
	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Secretary

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products GP, LLC, its general partner

	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Secretary

ENTERPRISE PRODUCTS GP, LLC
	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer and Secretary

EPE HOLDINGS, LLC
By:	Dan Duncan LLC, its Sole Member

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer, and Secretary and Manager

ENTERPRISE GP HOLDINGS L.P.
By:	EPE HOLDINGS, LLC, its General Partner

By:	Dan Duncan LLC, its Sole Member

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President, Chief Legal Officer, and Secretary and Manager

ENTERPRISE PRODUCTS GTM, LLC
By:	/s/ Daryl E. Smith
Daryl E. Smith, Manager

ENTERPRISE GTMGP, LLC
By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial Officer

ENTERPRISE GTM HOLDINGS L.P.
By:	Enterprise GTMGP, LLC, its general partner

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial Officer